Exhibit 99.1
Pinterest Q2 2022 Letter to Shareholders
August 1, 2022
A Letter From Our New CEO
Dear Shareholders,
I want to start by offering my gratitude to Ben and the Pinterest Board of Directors for giving me the opportunity to lead Pinterest. I have long admired what the Pinterest brand and platform stand for, and believe there is no better time to join this incredible company. Today there are 433 million users around the world who come to Pinterest each month to find a positive place online where they can find inspiration for so many parts of their lives.
Given our strong foundation and the significant opportunities still ahead, I am confident Pinterest will usher in a new chapter of growth and success. Having spent the majority of my career building and leading commerce and financial technology businesses from startups to large organizations, it’s clear to me that Pinterest is a very unique platform, having both inspiration and strong intent in the same experience. As we work to make it easier for users to act upon that inspiration and intent, we plan to make Pinterest an even more attractive forum for advertisers and content creators to engage with hundreds of millions of users while helping people accomplish their daily goals of making, doing and buying.
In my first few weeks, I’ve been listening closely to stakeholders - including investors, employees, users, advertisers and creators. From those conversations it is clear that there is shared conviction and optimism for the Pinterest platform and community. It is also clear that the market is evolving rapidly and we must do the same.
The team and I are focused on developing and executing against a long-term plan to help Pinners engage more deeply with all the inspiring products and services they find on our platform so they can build their best lives. At the same time, as the market adapts, we will as well. That includes meeting the moment to help users and advertisers navigate shifting needs as well as balancing growth with profitability in our own business.
We’re passionate about our mission to bring everyone the inspiration to create a life they love and look forward to sharing more on how we will position Pinterest as a go-to platform for inspiration-to-realization in the months to come.

Sincerely,

Bill Ready

Q222 Highlights
•Q2 revenue grew 9% year over year, and 16% quarter over quarter to $666 million. Strength came from large retailers, and our international business, which was partially offset by weakness due to macroeconomic uncertainty.
•Global Monthly Active Users (MAUs) of 433 million were flat quarter over quarter, and down 5% year over year.
•GAAP net loss was $43 million for Q2, compared to GAAP net income of $69 million in the year ago quarter. Our Adjusted EBITDA1 was $92 million for Q2.
Q222 Business Highlights
Pinner Experience
The Pinner is the focal point of what we do. To that end, we are intent on innovating across our platform to build a positive place that helps our users find inspiration, organize and plan for the future, as well as discover goods and services to turn that inspiration into reality.
In Q2, 433 million global monthly active users came to Pinterest, similar to Q1 levels. We continue to improve the heart of our user experience. These investments include:

1) Advances in machine learning and artificial intelligence systems that drove significant improvement in the relevance of home feed recommendations.

2) Focus on growing our native content ecosystem through the expansion of our creation tools to more Pinners and through content partnerships.

3) Diversification of growth channels outside of search engine optimization (SEO) including more personalized notifications and sharing Idea Pin content on third-party platforms. We believe that these other channels, over time, can become important sources of traffic for new and resurrected users on Pinterest.
Finally, Pinterest is committed to providing a positive and inclusive place online. In June we launched Compassionate Search to 11 new countries, allowing Pinners to access emotional well-being activities they can do right from the Pinterest app. We expanded hair pattern search for people of diverse backgrounds to new international markets in the quarter. Finally, we’re partnering with organizations like the Mental Health Coalition in the U.S., to amplify informative and inspiring content on our platform.
Inspiration & Content

We believe that inspirational content is an important on-ramp to much of the engagement that happens on Pinterest. We began investing in a native content ecosystem with an initial emphasis on video, which is a fundamental medium for inspiration and planning and an important avenue to drive more commerce, engagement and action on our platform.

Q2 marked another period of progress growing this ecosystem.

•As we increase the supply of native content, our machine learning systems are getting better at serving personalized recommendations. As a result, the relevance of Idea Pins on the home feed has improved significantly quarter over quarter.
•We signed a global, multi-year partnership with Tastemade to bring high quality video across our core and emerging verticals. Tastemade will create Idea Pins, new shows for Pinterest, and stream hundreds of hours of new live programming for Pinterest TV from Tastemade’s studios.

1 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net, provision for (benefit from) income taxes and non-cash charitable contributions. For more information on this, please see “About non-GAAP financial measures.”

•We launched Idea Ads and the paid partnership tool, which were previously in beta. Idea Ads are immersive, multi-page video ads designed to show ideas in action. Through the new paid partnership tool, creators can tag brand partners directly in their content. When creators share ideas about brands, people can get inspired to act on them, driving awareness and sales for those brands.
Shopping
We continue to make Pinterest the home for personalized, taste-driven shopping. Since 2019, we’ve amassed over one billion catalog items by adding merchant partners, making it easier for merchants to upload their products, and driving gross merchandise value (GMV) for businesses.
Our investments in the Pinterest API for Shopping enables merchants to more easily upload and manage a product feed, and update merchants’ metadata, such as price and availability, in real time. We are making progress with the beta test of Your Shop, a customized shopping page powered by our taste-driven algorithm informed by Pinners’ unique preferences and styles.
Finally, we acquired The Yes Platform, Inc. (“The Yes”), a commerce platform for fashion. The Yes team joined Pinterest’s Shopping team, bringing their unique AI-based commerce technology in fashion and years of collective shopping experience, which we believe will make Pinterest a compelling shopping destination.
Pinterest for Business
The macroeconomic environment has created meaningful uncertainty for our advertiser partners. We believe that providing measurable returns is fundamental to delivering value to advertisers and, in the long term, will help drive incremental sales. In addition, our unique insights into consumer behavior prompt many advertisers to turn to our platform. We are focused on delivering advertiser value across these key areas.
Measurable Returns for Advertisers
We are investing across our advertising platform to help businesses reach their goals on Pinterest. In June, we launched Idea Ads in 34 markets, offering advertisers a creative new ad format to turn inspiration into realization.
In July, we expanded the available use cases of our Pinterest API v.5 by releasing ad management campaign features. We plan to continue building on the API functionality for advertisers throughout the year. We also expanded our measurement offering, launching our improved modeled conversions product in Q2. By automatically integrating modeled conversions into our first-party reporting and measurement solutions, we expect to continue providing a comprehensive view of campaign reporting for our advertisers. Finally, we’ve expanded our ad offering to more countries. In Q2, we launched ads in Japan and in July we expanded our Latin America presence to Chile, Argentina and Colombia.
Driving Sales
We continue to expand our shopping capabilities for merchants and advertisers. In Q2, our shopping ads revenue grew at double the rate compared to overall revenue year over year. And we’re focused on streamlining the functionality for advertisers to use our shopping features. First, our advertisers in all shopping markets can now leverage the Pinterest API for Shopping to manage their inventory and update product availability and price in real-time. Second, we introduced product group suggestions so merchants can easily add or remove groups for their shopping campaigns or brand storefront. This reduces the friction for merchants to scale their presence.
Providing Unique Insights
People use Pinterest to plan for the future. So while across the industry, most focus on what has trended, Pinterest trends are predictive. In Q2, we launched a beta of our Pinterest Trends tool. The new tool supports trends in 22 new countries, and is designed to help advertisers, agencies, and creators. Advertisers and agencies can organize trends by the audiences that matter most to them to build more relevant, resonant campaigns. We believe the Pinterest Trends tool is particularly useful for advertisers facing macroeconomic volatility by helping them predict future consumer demand, and enabling them to allocate budgets accordingly.

Q222 Financial Highlights
Q2 revenue grew 9% year over year to $666 million, and 16% quarter over quarter to $666 million. Strength came from large retail advertisers and our international business, which was partially offset by weakness due to macroeconomic uncertainty. Our global Monthly Active Users (MAUs) were flat quarter over quarter and decreased 5% year over year to 433 million. The year-over-year decline was due to a combination of factors, some of which are easier to quantify than others, such as lower traffic from search engines and the lingering impact from the pandemic unwind in the year-ago quarter. Other factors, including competition for time spent on competing platforms, also remained a headwind. Our Q2 GAAP net loss was $43 million or (6)% of revenue. Non-GAAP net income2 was $77 million and our Adjusted EBITDA1 was $92 million or 14% of revenue.
Users & Engagement
Global MAUs at quarter-end were 433 million. While our global MAUs were flat quarter over quarter, we recognize there is work to be done to grow, particularly in our more mature user base in the U.S.& Canada and Europe regions.
On a year-over-year basis, global MAUs declined 5%. This was due to a combination of factors, some of which are easier to quantify than others, such as: lower traffic from search (largely driven by Google’s algorithm update in November 2021) that have resulted in reduced new user traffic and resurrections; and the lingering impact from the pandemic unwind, particularly outside the U.S., which impacted our engagement as many countries started to open up in the year ago quarter. Other factors, such as the impact of competition for share of time spent from video-centric platforms, particularly in our more mature markets, also remained a headwind. We note that global year-over-year declines were most pronounced for our web users.
While global MAUs declined year over year, our global mobile app MAUs grew high-single digits, accelerating off of Q1, and U.S. & Canada mobile app MAUs declined 2% year over year, an improvement from the year-over-year rate of decline we experienced in Q1. We saw continued strength within the younger demographic, with global Gen Z users growing low-double digits year over year.
By region:
•U.S. & Canada MAUs were 92 million, a decrease of 8% year over year in comparison to 100 million in the same period of the previous year.
•Europe MAUs were 117 million, a decrease of 4% year over year in comparison to 123 million in the same period of the previous year.
•Rest of World MAUs were 223 million, a decrease of 3% year over year in comparison to 231 million in the same period of the previous year.
Revenue
Total revenue was $666 million, an increase of 9% year over year compared to Q2 2021. Adjusting for foreign exchange headwinds, total revenue grew 10%. Strength came from our large retailers (namely online and specialty retailers), and our international business. This strength was partially offset by lower than expected demand from U.S. big box retailers and mid-market advertisers, who pulled back ad spend due to concerns about weakening consumer demand. Our CPG advertisers also continued to face challenges due to supply chain issues and inflationary pressures.
By region3:
•Total U.S. and Canada revenue was $542 million, an increase of 7% year over year. U.S. and Canada revenue increases were driven by ARPU.

2 This non-GAAP financial measure excludes SBC, amortization of acquired intangible assets and non-cash charitable contributions. For more information on this, please see “About non-GAAP financial measures.”
3 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. U.S. and Canada, Europe and Rest of World may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

•Total Europe revenue was $102 million, an increase of 10% year over year. Europe revenue increases were driven by ARPU. Adjusting for foreign exchange headwinds, growth in revenue from Europe would have been 22%.
•Total Rest of World revenue was $22 million, an increase of 71% year over year. Rest of World revenue increases were driven by ARPU.
ARPU
Global ARPU grew 17% year over year to $1.54, compared to $1.32 in Q2 2021. The ARPU expansion was driven primarily by advertising demand and the continued success in our lower funnel shopping related ad products. We continue to build our sales coverage, increase our shoppable content, and execute on our strategy to provide relevant ads to our users in regions within and outside of the U.S. and Canada.
By region:
•U.S. and Canada ARPU was $5.82, an increase of 20% year over year.
•Europe ARPU was $0.86, an increase of 20% year over year.
•Rest of World ARPU was $0.10, an increase of 80% year over year.
Expenses
Total costs and expenses were $700 million, including $120 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses grew 29% year over year due to headcount growth as well as increased infrastructure spend. Total non-GAAP costs and expenses2 were $580 million, representing 87% of revenue compared to 72% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 31% year over year. The growth reflects an increase in headcount and infrastructure spend as well as higher consulting and facilities expenses. Our loss from operations totaled $35 million, or (5)% of revenue, compared to income of $71 million and 12% for the same period in 2021. Non-GAAP income from operations2 was $86 million, or 13% of revenue, compared to income of $172 million, or 28% for the same period in 2021.
Costs and expenses
•Cost of revenue was $165 million or 25% of revenue, up from 21% in the year-ago quarter. Non-GAAP cost of revenue4 was $163 million or 24% of revenue, up from 20% of revenue in the year-ago quarter. The increase as a percentage of revenue is due to an increase in infrastructure expense due to higher compute utilization.
•Research and development expenses were $234 million, up 28% year over year. On a non-GAAP basis, expenses grew 37% year over year to $152 million. The increase was due primarily to higher headcount, as well as higher consulting and facilities expenses.
•Sales and marketing expenses were $212 million, up 29% year over year. On a non-GAAP basis, expenses grew 27% year over year to $192 million. The increase was due primarily to higher headcount as well as higher consulting and facilities expenses.
•General and administrative expenses were $90 million, up 32% year over year. On a non-GAAP basis, expenses grew 35% year over year to $74 million. The increase was primarily due to higher human resources headcount, as well as certain other costs that we would expect to be non-recurring at these levels.
Net income (loss) and Adjusted EBITDA
Net loss was $43 million or (6)% of revenue, compared to net income of $69 million, or 11% for the same period in 2021. Non-GAAP net income2 was $77 million, or 12% of revenue, compared to $170 million, or 28% for the same period in 2021.

Adjusted EBITDA1 was $92 million, or 14% of revenue, compared to the year-ago quarter Adjusted EBITDA of $178 million, or 29% of revenue.
4 This non-GAAP financial measure excludes SBC and amortization of acquired intangible assets. For more information on this, please see "About non-GAAP financial measures."

Balance sheet and cash flows
•We ended the quarter with approximately $2.66 billion in cash, cash equivalents and marketable securities.
•Net cash provided by operating activities for the six months ended June 30, 2022 was $333 million, a decline from $375 million in the same period last year.

Guidance
Our current expectation is that Q3 2022 revenue will grow mid-single digits on a year-over-year percentage basis, which takes into account slightly greater foreign exchange headwinds than in Q2 2022. We expect our Q3 2022 non-GAAP operating expenses to grow low double digits percent quarter-over-quarter5.
For the full year, there is no change to our previous expense outlook of non-GAAP operating expense growth in the range of 35-40% year over year5.

We intend to provide further detail on our outlook during the conference call.
_____________
5 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

Closing
We will host a Q&A webcast at 2:00pm Pacific time/ 5:00pm Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Bill Ready	Todd Morgenfeld
CEO	CFO and Head of Business Operations

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: the impact of the COVID-19 pandemic, including its impact on our business as well as on global and regional economies and economic activity; general economic and political uncertainty in global markets and a worsening of global economic conditions or low levels of economic growth, including inflation, foreign exchange fluctuations and supply-chain issues as well as events such as Russia's invasion of Ukraine; our ability to provide useful and relevant content; our ability to attract and retain creators that create relevant and engaging content on our platform; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on online application stores’ and internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the earnings materials is as of August 1, 2022. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP income from operations, non-GAAP net income, non-GAAP net income per share and constant currency revenue growth rates. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net, provision for (benefit from) income taxes and non-cash charitable contributions. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income exclude amortization of acquired intangible assets, share-based compensation expense and non-cash charitable contributions. Non-GAAP income from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income per share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share rather than net income (loss), net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as an authenticated Pinterest user who visits our website, opens our mobile application or interacts with Pinterest through one of our browser or site extensions, such as the Save button, at least once during the 30-day period ending on the date of measurement. Unless otherwise indicated, we present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average of the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,641,509	$1,419,630
Marketable securities	1,017,510	1,060,488
Accounts receivable, net of allowances of $8,803 and $8,282 as of June 30, 2022 and December 31, 2021, respectively	511,468	653,355
Prepaid expenses and other current assets	75,583	48,090
Total current assets	3,246,070	3,181,563
Property and equipment, net	66,074	53,401
Operating lease right-of-use assets	218,325	227,912
Goodwill and intangible assets, net	145,673	61,115
Other assets	17,890	13,247
Total assets	$3,694,032	$3,537,238
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,906	$17,675
Accrued expenses and other current liabilities	292,949	242,131
Total current liabilities	350,855	259,806
Operating lease liabilities	192,543	209,181
Other liabilities	14,545	29,508
Total liabilities	557,943	498,495
Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 579,656 and 568,228 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 90,470 and 88,644 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	7	7
Additional paid-in capital	5,216,308	5,059,528
Accumulated other comprehensive loss	(13,258)	(2,181)
Accumulated deficit	(2,066,968)	(2,018,611)
Total stockholders’ equity	3,136,089	3,038,743
Total liabilities and stockholders’ equity	$3,694,032	$3,537,238

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2022	2021
Revenue	$665,930	$613,210
Costs and expenses:
Cost of revenue	164,896	127,819
Research and development	233,508	181,731
Sales and marketing	212,037	164,340
General and administrative	89,994	68,122
Total costs and expenses	700,435	542,012
Income (loss) from operations	(34,505)	71,198
Interest income	3,365	1,125
Interest expense and other income (expense), net	(9,252)	337
Income (loss) before provision for income taxes	(40,392)	72,660
Provision for income taxes	2,684	3,243
Net income (loss)	$(43,076)	$69,417
Net income (loss) per share:
Basic	$(0.07)	$0.11
Diluted	$(0.07)	$0.10
Weighted-average shares used in computing net income (loss) per share:
Basic	662,242	636,190
Diluted	662,242	692,364

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net income (loss)	$(48,357)	$47,743
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,355	13,537
Share-based compensation	190,653	179,720
Non-cash charitable contributions	—	20,490
Other	12,473	9,398
Changes in assets and liabilities:
Accounts receivable	143,877	98,686
Prepaid expenses and other assets	(31,057)	(18,342)
Operating lease right-of-use assets	25,103	20,643
Accounts payable	40,557	(1,498)
Accrued expenses and other liabilities	10,605	25,662
Operating lease liabilities	(26,752)	(20,646)
Net cash provided by operating activities	333,457	375,393
Investing activities
Purchases of property and equipment and intangible assets	(19,916)	(3,428)
Purchases of marketable securities	(367,806)	(571,216)
Sales of marketable securities	4,168	154,586
Maturities of marketable securities	393,784	373,162
Acquisition of business, net of cash acquired	(86,059)	—
Net cash used in investing activities	(75,829)	(46,896)
Financing activities
Proceeds from exercise of stock options, net	4,080	14,935
Shares repurchased for tax withholdings on release of restricted stock units and restricted stock awards	(37,953)	—
Net cash (used in) provided by financing activities	(33,873)	14,935
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,947)	(305)
Net increase in cash, cash equivalents and restricted cash	221,808	343,127
Cash, cash equivalents and restricted cash, beginning of period	1,427,064	678,911
Cash, cash equivalents and restricted cash, end of period	$1,648,872	$1,022,038
Supplemental cash flow information
Accrued property and equipment	$7,314	$905
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$15,899	$1,657

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$1,641,509	$1,012,928
Restricted cash included in prepaid expenses and other current assets	1,834	299
Restricted cash included in other assets	5,529	8,811
Total cash, cash equivalents and restricted cash	$1,648,872	$1,022,038

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended June 30,
	2022	2021
Share-based compensation by function:
Cost of revenue	$1,417	$2,180
Research and development	81,436	70,729
Sales and marketing	18,501	13,996
General and administrative	16,059	13,356
Total share-based compensation	$117,413	$100,261

Amortization of acquired intangible assets by function:
Cost of revenue	$938	$94
Sales and marketing	1,893	—
General and administrative	197	158
Total amortization of acquired intangible assets	$3,028	$252

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$700,435	$542,012
Share-based compensation	(117,413)	(100,261)
Amortization of acquired intangible assets	(3,028)	(252)
Total non-GAAP costs and expenses	$579,994	$441,499

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(43,076)	$69,417
Depreciation and amortization	9,135	6,754
Share-based compensation	117,413	100,261
Interest income	(3,365)	(1,125)
Interest expense and other (income) expense, net	9,252	(337)
Provision for income taxes	2,684	3,243
Adjusted EBITDA	$92,043	$178,213

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2022	2021
Reconciliation of net income (loss) to non-GAAP net income:
Net income (loss)	$(43,076)	$69,417
Share-based compensation	117,413	100,261
Amortization of acquired intangible assets	3,028	252
Non-GAAP net income	$77,365	$169,930

Basic weighted-average shares used in computing net income (loss) per share	662,242	636,190
Weighted-average dilutive securities (1)	25,463	56,173
Diluted weighted-average shares used in computing non-GAAP net income per share	687,705	692,364
Non-GAAP net income per share	$0.11	$0.25

(1)Gives effect to potential common stock instruments such as stock options, unvested restricted stock units and unvested restricted stock awards.